EXHIBIT 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Ashford Hospitality Trust, Inc., for the registration of common stock, preferred stock, debt securities and warrants to purchase common stock or preferred stock and to the incorporation by reference therein of our reports dated March 8, 2007, with respect to the consolidated financial statements and schedules of Ashford Hospitality Trust, Inc., Ashford Hospitality Trust, Inc. managements’ assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Ashford Hospitality Trust, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
We also consent to the incorporation by reference therein of our report dated February 24, 2005, with respect to the consolidated balance sheets of W2001 PAC Realty Mezzanine, LLC as of December 31, 2004 and 2003 and the related consolidated statements of operations, members’ capital, and cash flows for the year ended December 31, 2004 and for the period from August 1, 2003 (inception) through December 31, 2003 included in Form 8-K/A filed on June 30, 2006, filed with the Securities and Exchange Commission.
We also consent to the incorporation by reference therein of our report dated December 5, 2006, with respect to the balance sheet of the Westin O’Hare Hotel as of December 31, 2005 and the related statements of operations, changes in owner’s equity and cash flows for the period from January 1, 2005 through October 17, 2005 and for the period from October 18, 2005 through December 31, 2005 included in Form 8-K/A filed on December 15, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

Dallas, Texas
April 11, 2007